                                   ASSIGNMENT

         This Assignment ("ASSIGNMENT") is entered into as of September 7, 2001 by and between MEI Holdings, L.P., a Delaware limited partnership ("MEIH"), and Malibu Entertainment Worldwide, Inc., a Georgia corporation ("MEWI").

         WHEREAS, MEIH is a party to that certain Option and Voting Agreement dated as of March 30, 2001, by and among Nomura Asset Capital Corporation, a Delaware corporation ("NOMURA"), Partnership Acquisition Trust V, a Delaware business trust (the "TRUST"), and MEIH, as amended by that certain First Amendment to Option and Voting Agreement dated as of August 23, 2001 and that certain Second Amendment to Option and Voting Agreement dated as of September 7, 2001 (collectively, the "OPTION AGREEMENT");

         WHEREAS, pursuant to Section 5.5 of the Option Agreement, MEIH may assign its rights and obligations under the Option Agreement to any person without the prior written consent of any other party to the Option Agreement; and

         WHEREAS, the parties desire that MEIH assigns all of its rights and obligations under the Option Agreement to MEWI and that MEWI assumes all of MEIH's rights and obligations under the Option Agreement.

         NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Definitions. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Option Agreement.

         2. Assignment. MEIH hereby assigns to MEWI, and MEWI hereby assumes from MEIH, all of MEIH's rights and obligations under the Option Agreement, including without limitation the Option to acquire the shares of MEWI Series BB Preferred Stock, no par value, and the shares of MEWI Common Stock from the Trust and Nomura; provided, however, in the event that MEWI has not satisfied the obligations set forth in Section 3 of this Assignment on or before October 1, 2001, this Assignment shall, without the necessity of any further actions by any party hereto, be deemed null and void and of no further force or effect and, in such event, MEWI shall have no rights or obligations under the Option Agreement, including, without limitation, the right to exercise the Option and acquire the Option Shares.

         3. Conditions to Assignment. Immediately upon exercise of the Option set forth in the Option Agreement, MEWI will complete the purchase of the Option Shares and cancel the Option Shares. As soon as possible thereafter, MEWI shall make any necessary filings with the Secretary of State of the State of Georgia that may be required in order to cancel the Option Shares.

         4. Default. In the event that MEWI has not canceled the Option Shares within two (2) business days of the exercise of the Option (unless such period is extended in writing by MEIH), MEWI will immediately assign all Option Shares to MEIH in exchange for $1.00.

         5. Indemnification. MEWI agrees to assume all of the obligations of MEIH under the Option and will indemnify, defend and hold harmless MEIH, its officers and directors, the officers and directors of any party that controls MEIH (within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Exchange Act of 1934, as amended), and MEIH's successors and assigns to the extent that MEWI fails to satisfy any of its obligations under the Option.

         6. Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to any choice of law or conflict of law provision or rule.

         7. Counterparts. This Assignment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, but all of which together will constitute one and the same instrument. Each such counterpart may be transmitted via facsimile transmission or other similar electronic means and a counterpart so transmitted shall be deemed an original signature for all purposes and have the same force and effect as a manually signed original.

                      [THE NEXT PAGE IS THE SIGNATURE PAGE]

         IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be signed on the date first above written.

                                       MEIH:

                                       MEI HOLDINGS, L.P.,
                                       a Delaware limited partnership

                                       By:     MEI GenPar, L.P.
                                               its general partner,

                                       By:     HH GenPar Partners,
                                               its general partner,

                                       By:     Hampstead Associates, Inc.,
                                               a managing general partner,


                                       By:
                                           ------------------------------------
                                       Name:
                                            -----------------------------------
                                       Title:
                                             ----------------------------------

                                       MEWI:

                                       MALIBU ENTERTAINMENT WORLDWIDE, INC.,
                                       a Georgia corporation


                                       By:
                                           ------------------------------------
                                       Name:
                                            -----------------------------------
                                       Title:
                                             ----------------------------------


                           [Assignment Signature Page]